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                   SIGNAL/RIDDELL EXPENSE SHARING ARRANGEMENT

Signal Apparel and Riddell Sport (including its' Varsity subsidiary) have agreed to a joint operating structure (the "Umbro Group") on a limited basis for the mutual exploitation of their respective Umbro licenses and the Umbro Brand as follows.

I. Board - The Umbro Group will be governed by a two man board currently consisting of John Prutch from Signal and Jeff Webb of Varsity or the parties replacement designees from time to time. Decisions of the board must be unanimous to be effective.

II. Term - The Umbro Group arrangement commenced as of September 15, 1998, and unless renewed in writing by the mutual agreement of the parties, will expire on September 30, 1999 except for those obligations specifically provided otherwise herein.

Riddell acknowledges that Umbro International has a buy-out option of the Signal Umbro license exercisable at any time after September 30, 1999 and that Signal's obligations for the Umbro Group (other than accrued but unpaid obligations) will cease as of the closing of any buy-out, except as specifically provided otherwise in Sections IV and V.

III. Cost Sharing - Both parties must agree on the Umbro Group budget, on any expense or other obligation of the Umbro Group as well as the terms of all contractual arrangements applicable to the Umbro Group. The parties agree to cooperatively provide staffing and other assistance to fulfill the non-monetary obligations referenced in this agreement.

During 1998 and 1999, unless mutually agreed otherwise for any specific item, Signal will initially pay 60% of the expenses for any item mutually agreed to be included in the Umbro Group expenses, and Riddell will pay 40% of those expenses, subject to a year-end adjustment.

During 1998 and 1999, responsibility for paying each specific expense will be allocated between the parties as close as possible to the agreed 60/40 split. By the 15th of each month, each party will provide to the other a statement of the Umbro Group expenses paid by that party during the preceding month.

No later than the 30th day following each calendar quarter, any party paying more than their share of the agreed 60/40 split will be reimbursed by the other for their excess payments.

No later than January 30, 2000, each party will provide to the other their Annual Net Sales (as defined in the parties' Umbro license agreements) of Umbro products during 1999.

The expenses of the Umbro Group for 1998 and 1999 will be re-allocated based upon the percentage that each of Signal's and Riddell's Umbro Annual Net Sales constitute of the total Signal and Riddell Umbro Annual Net Sales, provided:



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         a.    Riddell's share of Umbro Group expenses will not exceed 50% of the total expenses;

         b. Signal's share of the expenses will not exceed 60% of the total expenses.

Any monies owed Signal by Riddell based upon the re-allocation of 1998 and 1999 Umbro Group expenses will be due no later than February 28, 2000.

Should the parties agree to renew the Umbro Group arrangement for 2000, the final percentage allocation of 1999 expenses will be the allocation for 2000, again, subject to a year-end adjustment on the same basis as for 1999.

IV. Employees - Attached as Exhibit I are those employees mutually agreed to be included in the Umbro Group. Notwithstanding the provisions of Section II, and subject to the renewal of this arrangement, either party's commitment to share the salary, fringe benefits and related expenses for any employee(s) will end on the earlier of (a) six months from the date of written notice to the other party or (b) December 31, 1999, except for those employee's under written contract. The parties agree to share the expenses on the 60/40 basis described above for the Umbro Group written contractual arrangements with Ian McLaren, Philip Holdsworth and Billy Hartman through the terms of those contracts, subject to year-end adjustment.

At any time after January 1, 1999, at Signal's option, Alan Joyce may be removed from the Umbro Group and will become the sole financial responsibility of Riddell.

Any employees not on the attached exhibit are the sole financial responsibility of the party retaining the employee.

The parties have agreed to contract lease the attached list of employees.

V. Office Space - The parties have agreed to lease office space for the Umbro Group in Greenville, South Carolina for a two year term. Notwithstanding the provisions of Section II, the parties jointly agree to be responsible for the base rent and expenses specifically set forth in the office space lease and any leased equipment utilized in said office (collectively "lease expenses") as follows:

         a. Signal will be responsible for 60% of lease expenses for the first year of the office space lease and Riddell will be responsible for 40% of the lease expenses for the first year of the office space lease, subject to year-end adjustment.

         b. For the second year of the office space lease, the parties respective shares will be determined as follows: the percentage of Umbro Group employees to total employees working at the offices will determine the percentage of lease expenses Signal will share with Riddell. Of the percentage to be shared, each party's share will be determined in accordance with the formula set forth in Section III. The above is subject to year-end


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               adjustment at the end of calendar year 2000. The percentage of lease expenses not allocated to the Umbro Group will be allocated between the parties based upon their respective number of party-specific employees.

         c. Notwithstanding (a) and (b) above, Signal obligation to share office expenses will end at the later of (i) the closing of the buy-out option, or (ii) the end of the first year of the office space lease, and in any event on the expiration of the two year term of the office space lease.

VI. Advertising and Promotion - During 1998 and 1999, the parties agree to spend on brand and sports marketing approximately the amounts set forth on Exhibit II generally on the activities (or similar activities) listed on Exhibit II. Commencing January 1, 2000 and during each calendar year of the initial term and renewal term of the Signal license agreement, Signal will spend $600,000, and Riddell will spend $400,000 for the promotion of the Umbro Brand. The foregoing amounts will be pro-rated in the event either party's license agreement is effective only for a partial calendar year. This amount will be spent individually or jointly in the parties independent discretion on market research, creative development, sports marketing, sales meetings, sales catalogs, public relations activities, sponsorships (including Deborah Keller and USISL), media advertising, trade show activities (excluding Super Show), retail promotions and similar activities, provided all such expenditures must generally be for the development of the Umbro Brand in both the team and branded markets. Joint expenditures must be approved by the Umbro Group board. The parties acknowledge and agree that each will continue to exercise its independent discretion in determining the prices and terms upon which its products will be sold. The foregoing is subject to year-end adjustment.

VII. Miami Fusion - The parties have certain obligations concerning the Miami Fushion in their respective Umbro license agreements which they agree to share on a 60/40 basis subject to year-end adjustment. For products required to be supplied to the Fusion, the parties will provide products from their respective product lines as appropriate with the total costs of such products (valued at cost plus shipping) to be shared on the 60/40 basis, subject to the year-end adjustment. Any reimbursement of costs necessary to restore product or other expenses to the 60/40 ratio will be made 30 days following the applicable calendar quarter. The obligations of the parties will continue for so long as required in their respective license agreements.

VIII. USISL - The obligations of the parties as set forth in their respective license agreements with respect to the USISL will be shared on a 50/50 basis without year-end adjustment. The parties will provide products from their respective product lines, as appropriate and will be reimbursed 30 days following the end of the applicable calendar quarter to restore expenses to the 50/50 ratio.

IX. Super Show - The expenses of the Super Show, other than contractual requirements under the license and expenses specifically attributable to each party, which the parties agree are Umbro Group Expenses will be shared on a 50/50 basis without year-end adjustment, less contributions to such expenses by Umbro or other licensees.



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Any reimbursement necessary to restore expenses to the 50/50 ratio will be made
30 days following the end of the applicable calendar quarter.

X. Keller - The parties agree to share the expenses and obligations set forth in their respective license agreements concerning the Deborah Keller sponsorship on a 60/40 basis, subject to a year-end adjustment.

XI. MIS/Computer - Attached as Exhibit III are agreed Umbro Group MIS/computer expenses, which will be shared on a 60/40 basis, subject to year-end adjustment.

XII. General Provisions - Attached as Exhibit IV are additional agreed Umbro Group expenses to be shared on a 60/40 basis, subject to year-end adjustment.

In addition, the parties agree to establish a bank account for the Umbro Group with a maximum balance of approximately $5,000 to be used in the discretion of Ian McLaren for incidental minor expenses. The parties agree to contribute to such account on a 60/40 basis. Whenever the balance for that account falls to $2,000 or less, the parties agree to re-fund the account to the $5,000 level on the 60/40 basis, subject to the year-end adjustment and subject to a joint cap of $3,000 in re-funding per month.

The parties acknowledge that their respective license agreements specify certain expenses and obligations are to be shared on a 60/40 Signal/Riddell basis. Notwithstanding the provisions of the license agreements, as between themselves, the parties agree that the provisions of this agreement will supercede the provisions on the sharing of costs and obligations set forth in their respective license agreements.

The parties specifically incorporate the provisions of their respective license agreements with respect to the sub-licensing of "Other Goods," as defined in the license agreements.

The parties may, but are not obligated to, sell Umbro licensed products to each other. For products, other than products screenprinted by Signal, the parties agree to sell such products on a purchase cost plus 10% basis, plus shipping. The sales price of screenprinted products will be mutually agreed between the parties at the time of sale.

Riddell desires to use the screenprinted graphics developed by Signal for Riddell's sales to its accounts. The parties agree to share the creative art and production art expenses incurred through 1999 on a 60/40 basis, subject to year-end adjustment and subject to a total cap on such expenses of $155,000 for 1998 and 1999 unless a higher amount is approved in writing by Riddell. For such expenses incurred during 2000, the parties agree to share such expenses in proportion to their respective screenprinted products sales in 1999, subject to year-end adjustment for actual screenprinted product sales during 2000.

Any items purchased by the parties for the Umbro Group will be split between the parties at the termination of this Agreement in proportion to the percentages of cost sharing in effect between the parties at the date of termination.



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XIII.  Arbitration -

         (a) In the event of any dispute, in connection with this Agreement, such dispute shall upon demand of either party, be submitted to final and binding arbitration to be conducted in accordance with the Rules of Arbitration of the American Arbitration Association, as then in effect, as modified herein or by mutual agreement of the parties (the "Rules") which arbitration shall be the sole and exclusive forum for the resolution of such dispute, but each party retains the right to seek judicial assistance (i) to compel arbitration, (ii) to obtain interim measures of protection pending arbitration, and (iii) to enforce any decision of the arbitrators, including the final award.

         (b) Each party shall appoint one (1) arbitrator and the party-appointed arbitrators shall appoint within thirty (30) days of their appointment a third arbitrator. If Riddell or Signal fails to nominate an arbitrator, or the two party-nominated arbitrators are unable to select a third arbitrator within such thirty (30) days, the arbitrator or arbitrators in question shall be appointed by AAA in accordance with the Rules.

         (c) In addition to the authority conferred on the arbitrator or arbitrators by the Rules, the parties shall be entitled to reasonable discovery and the arbitrator or arbitrators shall have the authority to order such discovery and production of documents, including the deposition of party witnesses, as it may deem just and equitable, absent agreement otherwise by the parties.

         (d)   The exclusive seat of the arbitration shall be New York City.

         (e) The arbitral award shall be in writing and shall be final and binding on the parties and may include an award of costs, including reasonable attorneys' fees and disbursements.

         (f) Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

Agreed to on behalf of                           Agreed to on behalf of

SIGNAL APPREL COMPANY, INC.                      RIDDELL SPORTS, INC./
                                                 VARSITY

By: /s/                                          By: /s/
   -----------------------------                    ----------------------------

Title:                                           Title:
      --------------------------                       -------------------------

Date:                                            Date:
     ---------------------------                      --------------------------



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         2.4(d)   Net Retail Sales for purposes of this section only shall mean gross sales of Umbro Products less (i) cash or credit refunds to customers for Umbro Products returned or discounts provided customers in connection with the sale of Umbro Products (ii) discounts, fees and other charges paid to credit card companies in connection with purchases of Umbro Products;
                  (iii) returns and allowances to shippers or manufacturers;
                  (iv) sales or excise taxes in connection with sales of Umbro Products; (v) discounts on sales to employees; and (vi) close-out or bulk sales of merchandise not sold at retail and at no profit to Licensee.


         3.1      provided any such modification (a) will be made in good faith,
                  (b) will be part of and consistent with Umbro's global marketing strategy generally in effect in all countries where Umbro products are marketed and (c) will not be a unilateral action primarily applicable only in the Territory.


         6.4 Approval of First Run Production Samples. Licensee shall submit to UMBRO first run production samples of each Product manufactured by Licensee or any Authorized Manufacturer acting for Licensee. At the time of submission, Licensee shall indicate any known material deviation from applicable Standards. Such Products will be deemed approved so long as such Products comply in all material respects to such Standards and the approved line drawings and specifications set forth in Section 7.3


         Definition of Standards (page 42) "provided any such addition to, modification or deletion of such standards and specifications will be part of and consistent with Umbro's global standards and specifications generally in effect in all countries where Umbro products are marketed and no change to standards and specifications will be primarily applicable only in the Territory."






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                                   EXHIBIT III

                            Umbro Shared MIS Projects

Listed below are the expected MIS shared projects in Greenville for Umbro:

1.   PC's and printer for Customer Service were purchased at the Umbro auction;

2.   PC software licenses and network cards;

3. AS/400 one-year lease, including maintenance and operating system software, for the new office location;

4.   Line printer for system;

5.   APPCON manufacturing software, one-year lease; and

6.   Use of old Umbro computer and software until November 1, 1998.





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                                   EXHIBIT IV


Office moving costs and set-up expenses.

Leased office equipment.

Office utilities and services.

Office supplies.

Travel and entertainment of Umbro Group employees.

Insurance - office equipment.

Taxes/Licenses for office.

Maintenance and repair of office equipment.

Office furniture purchase.



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